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                                   Exhibit 1.1




                                    NEOMEDIA
                             T E C H N O L O G I E S

                                  April 3, 2002


TO:  1998 Stock Option Plan Option Holder

RE:  Option Repricing


Dear Option Holder:

         This is to advise you that the Board of Directors of the Company has adopted a program to encourage the exercise of options outstanding under the Company's 1998 Stock Option Plan (the "Plan"). Under the program, the exercise price of each outstanding option under the Plan of the Company (the "Plan"), to the extent then exercisable in accordance with its terms, has been repriced to a price equal to the greater of: 50% of the last sale price of the Company's Common Stock on the NASDAQ SmallCap Market on the trading date immediately preceding the date of exercise, or $0.12, provided the option is exercised during the period beginning on the date hereof and ending the earlier of October 2, 2002, or the expiration date of your option (the "Repricing Period"). The repricing is subject to the following:

         VFinance ("Broker"), a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), has agreed to assist in the exercise of vested options under the Plan during the Repricing Period. An optionee who desires to exercise his or her option will open an account with the Broker with the understanding that the timing of the exercise will be coordinated with the Broker and be based on the anticipated resale through the Broker of the shares acquired upon exercise and the remittance by the Broker to the Company from the resale proceeds of the exercise price, unless an optionee makes direct payment to the Company of the exercise price for the shares being acquired.

         Upon expiration of the Repricing Period, to the extent an option under the Plan has not been exercised, the option terms will continue in full force and effect as though the repricing had not been effected.

         By executing this letter, you agree to exercise the option and to sell the underlying shares of Common Stock as provided above and you acknowledge that, by exercising the option and selling the underlying shares of common stock, you will be foregoing any future appreciation in the value of the underlying common stock.

         An optionee who is an officer, director or beneficial holder of at least 10% of the outstanding shares of Common Stock of the Company and who participates in the Program should note that under Section 16 of the 1934 Act such optionee will be required to pay to the Company any gain resulting from the exercise of the Option and the sale of shares acquired under this program.

         Your attention is directed to the disclosures attached to this letter regarding access to public information about the Company and regarding risks of an investment in the Company.


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         If you agree to participate in this Repricing Program according to the terms provided above, you must execute the additional copy of this letter and return it in the enclosed envelope by no later than thirty (30) days from the date of this letter. If a signed letter in not received by that date you will be deemed to have determined not to participate.

                                                  Very truly yours,

                                                  NEOMEDIA TECHNOLOGIES, INC.

                                                  By: /s/ William E. Fritz
                                                      --------------------
                                                      William E Fritz
                                                      Secretary


         OPTION HOLDER ACCEPTANCE


         I agree to participate in the Option Repricing Program on the above terms.

         Option Holder (exact name as indicated on Option):

         Number of Options:
                                    ------------------

         By:
                  --------------------------------------------

         Print Name:
                           -----------------------------------


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Procedure for Participating in Option Repricing Program


1. You sign "Option Holder Acceptance" in the attached letter and return it to:

                           NeoMedia Technologies, Inc.
                           2201 Second Street, Suite 600
                           Ft. Myers, FL 33912
                           Attn: Wendi Kline

         Please be sure to specify how many of each option granted to you that you intend to place in the repricing program (i.e., 5,000 option granted on 8/17/01 with exercise price of $4.44)


2. You complete enclosed application to open a brokerage account at vFinance and fax the application and also mail the original application to:

                           Shelly Singhal
                           c/o Angela McCleer
                           23 Corporate Plaza
                           Suite 210
                           Newport Beach, CA  92660
                           Fax: (949) 718-1159


3. vFinance will sell the shares underlying your options at their discretion.

4. The proceeds from a transaction (sales price less warrant strike price less commissions and fees) will be credited to your vFinance account.




Please note that, in accordance with the rules of the Securities and Exchange Commission (SEC) and NeoMedia's blackout policy, employees are not allowed to trade shares of NeoMedia stock (including exercising stock options) during the period from the end of a financial reporting quarter until 48 hours after NeoMedia releases its earnings for that quarter either through a press release or by filing a 10-Q or 10-K with the SEC. vFinance will not trade the shares underlying your options during such a period.

For further information regarding the repricing, please contact NeoMedia's Controller, David Dodge, at 941-337-3434 x166.


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